Exhibit 10(iii)(A)(7)
AMENDMENT TO EMPLOYMENT AGREEMENT
          AMENDMENT made as of September 12, 2007 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and MICHAEL ROTH (“Executive”).
WITNESSETH:
          WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of July 13, 2004, as amended by Supplemental Agreements made as of January 19, 2005 and February 14, 2005 (collectively, the “Agreement”);
          WHEREAS, the Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
          WHEREAS, Interpublic and Executive wish to avoid causing the Agreement or any action taken thereunder to violate any applicable requirement of Section 409A of the Code;
          NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:
     1. Incorporation by Reference. All provisions of the Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment, or (b) paragraph 12, below, requires such provisions to be modified.
     2. Defined Terms. When the initial letter or letters of any of the following words or phrases in this Amendment are capitalized, such word or phrase shall have the following meaning unless the context clearly indicates that a different meaning is intended:
     a. “ESP” means the Interpublic Executive Severance Plan, as amended from time to time.
     b. “401(k) Plan” means the Interpublic Savings Plan, as amended from time to time.

     c. “IPG” means Interpublic or any of its parents, subsidiaries, or affiliates.
     d. “Notice Date” means the date Interpublic provides written notice to Executive that his employment with Interpublic will be terminated involuntarily as of a specified Termination Date in the future.
     e. “Other Severance Payment” means any payment or taxable benefit, including any reimbursement of expenses (to the extent taxable), that Executive is entitled to receive under any other agreement, plan, program, policy, or other arrangement involving or maintained by IPG by reason of an “involuntary separation from service” (within the meaning of Treas. Reg. § 1.409A-1(n)) or participation in a program that constitutes a “window program” for purposes of Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that an Other Severance Payment shall not include:
     i. the portion (if any) of any payment or benefit that Executive would be entitled to receive upon any circumstance other than an “involuntary separation from service” or participation in a “window program;” or
     ii. any payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
     f. “Restricted Severance Payment” means:
     i. each payment prescribed by Section 7.01(ii) and (iii) of the Agreement, disregarding (A) any such payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date and (B) any benefit that is not includable in Executive’s income for federal income tax purposes; plus
     ii. each Other Severance Payment.

Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
     g. “Severance Exclusion Amount” means two (2) times the lesser of:
     i. Executive’s annualized compensation based upon his annual rate of pay for services provided to IPG for Executive’s taxable year immediately preceding the taxable year in which the Termination Date occurs (adjusted for any increase during such taxable year preceding the Termination Date that was expected to continue indefinitely if Executive’s employment had not been terminated); or
     ii. the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Termination Date occurs.
     h. “Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i).
     i. “Termination Date” means the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code), as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(h)(1). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer’s written consent, so provides within sixty (60) or fewer days before the closing of such sale. Unless the context clearly indicates otherwise, the phrase “termination date” as it appears in the Agreement without capitalization shall have the same meaning as set forth in this subparagraph i.
          If the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the Agreement unless the context clearly indicates that a different meaning is intended.
     3. Allowances. Sections 6.04, 6.05 and 6.06 of the Agreement are hereby clarified as follows:
     a. Section 6.04 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance shall be paid in equal installments according to Interpublic’s payroll practices and policies as are in effect from time to time.”
     b. Section 6.05 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance for each year shall be paid on or before March 15th of the subsequent year.”
     c. Section 6.06 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance for each year shall be paid on or before March 15th of the subsequent year.”
     4. Termination of Employment by Interpublic. The Preamble of Section 7.01 of the Agreement is hereby clarified by adding the following sentence to the beginning thereof:
“The provisions of this Section 7.01 shall apply only if Interpublic terminates Executive’s employment hereunder involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause.”
     5. Time and Form of Payment of Severance Payments. Section 7.01(ii) of the Agreement is hereby amended by replacing the last sentence thereof with the following:
“Except as required by Section 7.05 hereof, such amount shall be paid in successive semi-monthly installments, commencing on Interpublic’s first semi-monthly pay date that occurs after the Termination Date. The amount of each semi-monthly installment, before withholding, shall be equal to one-half of Executive’s base salary for one month at the rate in effect immediately prior to the Termination Date, with any residue in respect of a period of less than one-half of one month to be paid together with the last installment. For purposes of Section 409A of the Code, each installment required by this subsection (ii) shall be treated as a separate payment.”
     6. Continuation of Benefits. Section 7.01(iii) of the Agreement is hereby deleted and replaced in its entirety with the following:
“(iii) Continuation of Benefits.
               “(a) If Interpublic terminates Executive’s employment involuntarily without Cause in accordance with subsection (i), above, Executive shall continue to be an employee, and shall continue to receive his base salary and the employee benefits that he is eligible to receive as an active employee, until the Termination Date (and Executive shall not receive salary or benefits for any period after the Termination Date).
               “(b) If Interpublic terminates Executive’s employment involuntarily without Cause in accordance with subsection (ii), above, Executive shall continue to receive the salary and benefits prescribed by paragraph (a), above, until the Termination Date. Thereafter, Executive shall be eligible to receive the following employee benefits:
               “(1) Medical, Dental, and Vision Benefits. Interpublic shall provide to Executive medical, dental, and vision benefits (or cash in lieu of such benefits) in accordance with Section 4.2 of ESP (including the indemnification required by Section 4.2(b) of ESP) as in effect on the Effective Date hereof, subject to the following provisions:
                    “(A) The “designated number of months” for purposes of determining the “severance period” under ESP shall be twelve (12); provided, however, that Executive’s right to benefits under this subparagraph (1) shall terminate immediately upon Executive’s acceptance of employment with another employer offering similar benefits;
                    “(B) Any amendment, suspension, or termination of ESP after the Effective Date that has the effect of reducing the level of benefits required by this

Section 7.01(iii)(b)(1) shall be disregarded unless Executive expressly consents in writing to such amendment, suspension, or termination; and
                    “(C) Executive’s right to the level of benefits required by this Section 7.01(iii)(b)(1) shall not be conditioned on Executive’s execution of the agreement required by Section 5 of ESP.
               “(2) Interpublic Savings Plan.
                    “(A) Executive shall not be eligible to contribute or defer (and shall not contribute or defer) any compensation with respect to the period after the Termination Date under the 401(k) Plan or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by IPG.
                    “(B) Interpublic shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan if, during the period that begins on the day after the Termination Date and ends on the earlier of (x) the first anniversary of the Notice Date or (y) the date Executive accepts employment with another employer offering a tax-qualified savings plan, Executive had participated in the 401(k) Plan and made pre-tax deferrals and after-tax contributions to the 401(k) Plan at the same rate as in effect immediately before the Termination Date. Subject to Section 7.05 hereof, such payment shall be made (without interest) within thirty (30) days after the first anniversary of the Notice Date. The amount of the lump-sum payment required by this clause (B) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.”
     7. Special Payment Rules. A new Section 7.05 shall be added to the Agreement, to provide in its entirety as follows:
          “7.05 Special Payment Rules.
                  “(i) ‘Specified Employee’ Rule. This Section 7.05(i) is intended to comply with the requirement under Section 409A(a)(2)(B)(i) of the Code to delay certain post-termination payments to Specified Employees for six (6) months after the

Termination Date. In order to avoid an inadvertent violation of such requirement, the restrictions set forth in this Section 7.05(i) may be more restrictive than is required under Section 409A(a)(2)(B)(i) of the Code. However, this Section 7.05(i) shall not be construed to allow payment of any amount at any time that would cause a violation of Section 409A(a)(2)(B)(i) of the Code.
               “(a) If (x) Interpublic determines that Executive is a Specified Employee as of the Termination Date, and (y) the sum of Executive’s Restricted Severance Payments that are scheduled to be made before the first day of the seventh month following the Termination Date exceeds Executive’s Severance Exclusion Amount, then:
                “(1) each payment that Section 7.01(ii) hereof requires to be made on or before March 15th of the first calendar year that begins after the Termination Date shall be made at the time prescribed by Section 7.01(ii) hereof. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment;
               “(2) each payment required by Section 7.01(ii) and (iii) hereof, other than the payments described by subparagraph (1), above, shall be made at the time prescribed by Section 7.01 hereof until the sum of (x) such payments, and (y) all Other Severance Payments equals Executive’s Severance Exclusion Amount; and
               “(3) to the extent that any payment required by Section 7.01(ii) or (iii) hereof, other than a payment described by subparagraph (1), above, cannot be made by reason of subparagraph (2), above, such payment shall be made on the later of:
                    “(A) Interpublic’s first semi-monthly pay date for the seventh month after the Termination Date (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of the Executive’s death); or

                    “(B) the date on which such payment would otherwise be due in accordance with Sections 7.01(ii) or (iii) hereof.
               “(b) Interest shall not be added to any payment that is delayed by reason of the application of this Section 7.05(i).
     “(ii) Change of Control Rule. If Interpublic terminates Executive’s employment for any reason other than Cause within two years after a “Change of Control” (as defined in Executive’s Change of Control Agreement with the Company, dated                                         , as may be amended from time to time), any amount payable under Section 7.01(ii) shall be paid in a lump sum. Except as required by Section 7.05(i), such lump-sum payment shall be made within thirty (30) days after the Termination Date.”
     8. Reimbursement of Prevailing Party Fees and Costs. Section 9.01 of the Agreement is hereby amended by adding the following new sentences to the end thereof:
“In order to be eligible for a payment or reimbursement pursuant to this Section 9.01, the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. Subject to the immediately preceding sentence, all reimbursements and other payments required by this Section 9.01 shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.”
     9. Entire Agreement. Article XI of the Agreement is hereby deleted and replaced by the following:
“Article XI
“Entire Agreement
     “11.01 This Agreement, as amended, sets forth the entire understanding between Interpublic and Executive concerning his employment by Interpublic and supersedes any and all previous agreements between Executive and Interpublic concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Each party hereto shall pay its own costs and expenses (including legal fees)

incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.”
     10. Applicable Law. Section 12.01 of the Agreement is hereby clarified by adding at the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”
     11. Authority to Determine Payment Date. To the extent that any payment under the Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by the Executive, his beneficiary, or any of his representatives.
     12. American Jobs Creation Act of 2004. The Agreement, as amended hereby, shall be construed, administered, and interpreted in accordance with (i) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”) and (ii) after December 31, 2007, the AJCA. If Interpublic or Executive determines that any provision of the Agreement, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of the Agreement, as amended hereby, shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic.

          IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.		Executive

BY:	/s/ Timothy Sompolski Timothy Sompolski	/s/ Michael Roth Michael Roth
Executive Vice President
Chief Human Resources Officer

DATE:	September 12, 2007	DATE: September 12, 2007